Exhibit 10.4
[FORM OF]
STANDARD BANK, PASB
CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into as of ___ day of ___, 2010, by and between Standard Bank, PaSB, a Pennsylvania chartered savings bank (the “Bank”),                      (“Executive”) and Standard Financial Corp., a Maryland corporation and the stock holding company of the Bank, as guarantor (the “Company”).
     WHEREAS, the Executive is currently an officer of the Bank; and
     WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect his position with the Bank in the event of a change in control of the Bank or the Company for the period provided for in this Agreement; and
     WHEREAS, Executive and the Boards of Directors of the Bank and the Company desire to enter into an agreement setting forth the terms and conditions of payments due to Executive in the event of a change in control and the related rights and obligations of each of the parties.
     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:
1.	Term of Agreement.
     (a) The term of this Agreement shall be deemed to have commenced as of the date written above and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the date of the execution of this Agreement, the term of this Agreement shall be extended for one day each day until such time as the board of directors of the Bank (the “Board”) or Executive elects not to extend the term of the Agreement by giving written notice to the other party, in which case the term of this Agreement shall be fixed and shall end on the second anniversary of the date of such written notice.
     (b) Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control.
2.	Change in Control.
     (a) Upon the occurrence of a Change in Control of the Bank or the Company followed within twelve (12) months by the voluntary termination of Executive’s employment for Good Reason, as defined in Section 2(a) of this Agreement, or if the Bank or Company terminates the Executive’s employment for a reason other than for Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply.
     For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:
(i)	The assignment to Executive of duties that constitute a material diminution of Executive’s authority, duties, or responsibilities (including reporting requirements) from the authority, duties, or responsibilities (including reporting requirements) the Executive held immediately prior to the Change in Control;

(ii)	A material diminution in Executive’s base salary;

(iii)	Relocation of Executive to a location outside a radius of twenty-five (25) miles of the Bank’s Monroeville, Pennsylvania office; or

(iv)	Any other action or inaction by the Bank or the Company that constitutes a material breach of this Agreement;
provided, that within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Executive. Executive’s resignation hereunder for Good Reason shall not occur later than ninety (90) days following the initial date on which the event Executive claims constitutes Good Reason occurred. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.
     (b) For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of:
(i)	Merger: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)	Acquisition of Significant Share Ownership: The Company files, or is required to file, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Bank’s or the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Bank’s or Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.
     A Change in Control shall not occur as a result of the conversion of the Bank from mutual to stock form.
     (c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Cause. The term “Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.
3.	Termination Benefits.
     (a) If, within one (1) year of a Change in Control, Executive voluntarily terminates employment for Good Reason (in accordance with Section 2(a) of this Agreement) or if the Bank involuntarily terminates his employment for a reason other than Cause, Executive shall receive:
(i)	a lump sum cash payment equal to two (2) times the Executive’s (i) Base Salary and (ii) the highest rate of bonus paid to Executive during the three (3) years prior to termination, subject to applicable withholding taxes, payable in a single lump sum payment within ten (10) calendar days following Executive’s termination of employment; and

(ii)	the Bank will continue to provide Executive and the Executive’s dependents with life insurance, non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive prior to Executive’s termination of employment. Such coverage shall cease upon the expiration of twenty-four (24) full calendar months after Executive’s termination.

(iii)	If the Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409A-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payments under this Section 3 shall be delayed until the first day of the seventh month following the Executive’s date of termination.

(iv)	For purposes of this Agreement, a “termination of employment” shall mean a “Separation from Service” as defined in Section 409A of the Code and the regulations promulgated thereunder, such that the Employer and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after a termination of employment would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period.
     The Bank shall pay the aggregate sum of these amounts to Executive in a single lump sum payment (without any mitigation) no later than ten (10) days following Executive’s termination of employment.
     (b) Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G.

4.	Notice of Termination.
     (a) Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
     (b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).
5.	Source of Payments.
     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.
6.	Effect on Prior Agreements and Existing Benefit Plans.
     This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.
7.	No Attachment.
     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.
     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.
8.	Modification and Waiver.
     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	Severability.
     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
10.	Headings for Reference Only.
     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.
11.	Governing Law.
     Except to the extent preempted by federal law, the validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law of the Commonwealth of Pennsylvania.
12.	Arbitration.
     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
13.	Payment of Legal Fees.
     All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful pursuant to a legal judgment, arbitration or settlement, and such payment shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.
14.	Successors to the Bank and the Company.
     The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.
15.	Miscellaneous.
     Any payment made pursuant to this Agreement, or otherwise, is subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

STANDARD FINANCIAL CORP. (Guarantor)
By:
For the Entire Board of Directors

STANDARD BANK, PASB
By:
For the Entire Board of Directors

EXECUTIVE
By: